Exhibit 5.1

October 2, 2009

NeuroMetrix, Inc.

62 Fourth Avenue

Waltham, MA  02451

Re:          Registration Statement on Form S-3

Ladies and Gentlemen:

We have represented NeuroMetrix, Inc., a Delaware corporation (the “Company”) in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (the “Registration Statement”) for registration under the Securities Act of 1933, as amended (the “Securities Act”), of a maximum of 19,037,215 shares (the “Shares”) of  Common Stock, par value $0.0001 per share, of the Company (the “Common Stock”), offered by selling stockholders listed in the Registration Statement (the “Selling Stockholders”) for resale, including 8,375,694 shares of Common Stock that may be issued to Selling Stockholders upon the exercise of warrants, upon the redemption of those warrants following certain major transactions and events of default, and upon the occurrence of certain events specified in the warrants (the “Warrant Shares”).

Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the Shares to be offered by the Selling Stockholders pursuant to the Registration Statement have been duly authorized and that the Warrant Shares, when issued and sold by the Company in accordance with the warrants, will be, and that all other Shares, are, legally issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.  In giving such consents, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulation of the Commission under the Securities Act.

Very truly yours,

/s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP